Exhibit 99.1

DECISIONPOINT SYSTEMS PROVIDES PRELIMINARY RESULTS FOR
FIRST QUARTER 2014

Revenue Jumps 21%; Gross Profit Margin Increases by 90 Basis Points
SG&A Expense Reduced by 26%

Irvine, CA (May 5, 2014) DecisionPoint™ Systems, Inc. (OTCQB: DPSI and OTCQB: DPSID), a leading provider and integrator of Enterprise Mobility and Wireless Applications, today provided preliminary financial results for the quarter ended March 31, 2014.

Preliminary Financial Highlights of First Quarter 2014:

●	Revenue at $16.7 million increased 21% over the $13.8 million reported for Q1/2013
●	Gross margin increased approximately 90 basis points to 21.4% over the 20.5% gross margin reported for Q1/2013
●	SG&A expense decreased 26% to $3.7 million from the $5.0 million reported for Q1/2013
●	Adjusted EBITDA of $731,000 reflecting a strong improvement over the loss of $1.019 million in Q1/2013
●	Positive cash flow from operations showed an improvement of $1.4 million reaching $560,000 compared to negative ($837,000) for Q1/2013

For the quarter ended March 31, 2014, the Company announced, on a preliminary basis, revenues of $16.7 million, compared to $13.8 million for the first quarter of 2013, a 21% increase over the prior year.  For the quarter ended March 31, 2014, the Company preliminarily announced a net loss of $113,000 for the period compared to a net loss of $2.1 million for Q1/2013, and a net loss after taking into account dividend payments and imputed dividends on the Company’s Preferred shares outstanding of $442,000 or $0.04 loss per common share, compared with a net loss of $2.3 million or $0.27 loss per common share for the year-earlier period.

DecisionPoint expects to report its final results in the near future, after its independent accountants have finished their review procedures.  There can be no assurance that the final results will be identical to, or as strong as, the preliminary results.

CEO Nicholas Toms commented, “The strong year-over-year growth gives us a good start for 2014, which we believe will be a good year for the Company and for our shareholders.  The improving economy, together with expense reductions that we effected in the final months of 2013 and the further integration of the companies we previously acquired, have made it possible for us to achieve much better bottom-line results as well.  We are pleased that our gross profit margin increased compared to last year’s first quarter. We reduced our SG&A expense by 26%, to $3.7 million, versus $5.0 million in the first quarter of 2013, reducing our operating loss to $143,000, compared to a loss of $2.2 million in last year’s first quarter.  As you move down our P&L, our net loss before taxes was $91,000, down quite significantly from the $2.4 million loss for last year’s first quarter.

“As a management tool, we use two non-GAAP metrics to help us analyze our results.  Those are EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITIDA.  On an EBITDA basis, we had reported a negative $1.7 million for the first quarter of 2013.  That turned around completely this year, and was a positive $565,000.  The Adjusted EBITDA adds back some noncash items like stock-based compensation, and some nonrecurring costs such as restructuring costs; that gives us a more accurately projectable number.  On that basis, last year’s negative was $1.0 million, and this year’s first quarter generated a positive $731,000 in Adjusted EBITDA.

“You may recall that we were not able to ship some orders at the end of December due to non-delivery to us of some products by a vendor.  About $300,000 of that spilled over into the quarter ended March 31, 2014.  But most of our growth was from new orders, which grew broadly across industry segments, including in particular, strong and continuing demand from health care with seven figure orders from the likes of Lifewatch, and at several of our major retail accounts from our retail base, including new mobile systems and a seven-figure Omnichannel order.    We saw strength in the first quarter in both iOS installations and in Android installations.  We are finding that Android tends to be favored by certain enterprises, very much the way that Windows is the choice of certain enterprises, while iOS systems are gaining share in other enterprises. Our company’s strength in each of these three operating systems has positioned us to provide a broad panoply of solutions to our customers, gives us a significant competitive advantage and we think validates our strategy.”

CFO Michael Roe pointed out that Term Debt, which stood at $4.7 million at December 31, 2012, had been paid down to $3.4 million by December 31, 2013, and was further paid down during the first quarter to $3.1 million for a total debt reduction of approximately $1.6 million over the past five quarters.   In addition, the Company generated free cash flow after debt service of approximately $200,000 during the first quarter this year.

Mr Toms noted that there has been a strong pickup in aggregate demand this year, and he noted that the harsh winter weather did not seem to have dampened that trend.  “Usually the first quarter is our weakest quarter,” he said.  “It is still early in the second quarter, but it appears that the usual pattern is going to hold, with the first and fourth quarters generally weaker, and the second and third quarters generally stronger.  From today’s vantage point, we believe we are on track for strong growth in revenues and improvements in operating results for 2014.”

Conference Call:
The Company’s management team will host a conference call to discuss its results for first quarter March 31, 2014 today, at 9:00 am ET.

Participants should dial into the call ten minutes before the scheduled time using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call.

Audio Webcast:
There will also be a simultaneous live webcast through the Company’s website, www.decisionpt.com and selecting the investor tab. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:
An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10045514.
For those unable to attend to the live webcast, it will be archived shortly following the event for 30 days in the Investors section of the Company's website.

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements
Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement.  These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:

DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300

– Tables Follow –

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash	$612	$641
Accounts receivable, net	9,581	10,504
Due from related party	182	188
Inventory, net	1,487	1,533
Deferred costs	3,984	3,809
Deferred tax assets	47	49
Prepaid expenses and other current assets	263	188
Total current assets	16,156	16,912

Property and equipment, net	141	136
Other assets, net	156	165
Deferred costs, net of current portion	1,682	1,807
Goodwill	8,315	8,395
Intangible assets, net	3,391	3,907
Total assets	$29,841	$31,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,302	$9,774
Accrued expenses and other current liabilities	3,095	2,976
Lines of credit	3,701	3,883
Current portion of debt	1,252	1,474
Due to related parties	149	77
Accrued earn out consideration	308	319
Warrant liability	552	803
Unearned revenue	7,614	7,481
Total current liabilities	25,973	26,787

Long term liabilities
Unearned revenue, net of current portion	2,337	2,481
Debt, net of current portion and discount	1,829	1,961
Accrued earn out consideration, net of current portion	144	149
Deferred tax liabilities	718	740
Other long term liabilities	73	77
Total liabilities	31,074	32,195

Commitments and contingencies	-	-
	-	-
STOCKHOLDERS' EQUITY
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,514,155 and 1,514,155 shares issued and outstanding, including cumulative and imputed preferred dividends of $2,037 and $1,956, and with a liquidation preference of $14,813 and $14,731 at March 31, 2014
and December 31, 2013, respectively	12,276	12,193
Common stock, $0.001 par value, 100,000,000 shares authorized,
12,883,446 issued and 12,729,563 outstanding as of March 31, 2014,
and as of December 31, 2013	13	13
Additional paid-in capital	17,219	17,231
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(29,918)	(29,475)
Unearned ESOP shares	(593)	(629)
Accumulated other comprehensive income	(25)	(1)
Total stockholders’ equity	(1,233)	(873)
Total liabilities and stockholders' equity	$29,841	$31,322

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013

Net sales	$16,709	$13,772

Cost of sales	13,135	10,948

Gross profit	3,574	2,824

Selling, general and administrative expense	3,717	5,033

Operating loss	(143)	(2,209)

Other expense:
Interest expense	207	226
Fair market value adjustment of warrant liability	(251)	-
Other income, net	(8)	(6)
Total other expense	(52)	220

Net loss before income taxes	(91)	(2,429)

Provision (benefit) for income taxes	22	(327)

Net loss	(113)	(2,102)

Cumulative and imputed dividends on Series A and B preferred stock	(27)	(27)
Cash and imputed dividends on Series D and E preferred stock	(302)	(193)

Net loss attributable to common shareholders	$(442)	$(2,322)

Net loss per share -
Basic and diluted	$(0.04)	$(0.27)

Weighted average shares outstanding -
Basic and diluted	12,314,498	8,620,807

Comprehensive loss	$(138)	$(2,105)

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(113)	$(2,102)
Adjustments to reconcile net loss to net cash
provided (used in) by operating activities:
Depreciation and amortization	451	502
Amortization of deferred financing costs and note discount	65	54
Employee and Director stock-based compensation	10	5
Change in fair value of warrants	(251)	-
ESOP compensation expense	14	35
Allowance for doubtful accounts	142	21
Loss on disposal of property and equipment	-	4
Changes in operating assets and liabilities:
Accounts receivable	777	1,686
Inventory, net	46	(647)
Deferred costs	(51)	70
Prepaid expenses and other current assets	-	(259)
Other assets, net	(25)	-
Accounts payable	(468)	(1,056)
Accrued expenses and other current liabilities	(116)	763
Due to related parties	71	-
Unearned revenue	8	87
Net cash provided (used in) by operating activities	560	(837)

Cash flows from investing activities
Purchases of property and equipment	(19)	(9)
Net cash used in investing activities	(19)	(9)

Cash flows from financing activities
Repayments from lines of credit, net	(182)	(320)
Proceeds from bank term loan	-	1,000
Repayment of debt	(271)	(483)
Paid financing costs	(100)	(118)
Dividends paid	-	-
Net cash (used in) provided by financing activities	(553)	79
Effect on cash of foreign currency translation	(17)	(1)
Net decrease in cash	(29)	(768)
Cash at beginning of period	641	1,103
Cash at end of period	$612	$335

Supplemental disclosures of cash flow information:
Interest paid	$269	$293
Income taxes paid	-	16

Supplemental disclosure of non-cash financing activities:
Accrued and imputed dividends on preferred stock	$329	$220

Non-GAAP Financial Measures:

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA).  The Company’s management believes this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial measures appears below:

	Three months ended March 31,
	2014	2013

EBITDA Calculation:

Net Loss	$(113)	$(2,102)
Depreciation and amortization	451	502
Interest Expense	207	226
Income Taxes	20	(327)

EBITDA	$565	$(1,701)

Adjusted EBITDA Calculation:

EBITDA	$565	$(1,701)
Employee stock-based compensation	10	5
Non-employee stock-based compensation	-	-
ESOP compensation expense	14	35
Restructuring costs	142	-
Capital raising costs	-	642
Adjusted EBITDA	$731	$(1,019)